SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 13, 2000


                         Commission file number: 1-11106


                                 Primedia Inc.
              (Exact name of registrant as specified in its charter)


   DELAWARE                                                      13-3647573

--------------------------------------------------------------------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                      745 Fifth Avenue, New York, New York
                     (Address of principal executive offices)


                                      10151
                                   (Zip Code)


Registrant's telephone number, including area code            (212) 745-0100
                                                              --------------

ITEM 5.           OTHER EVENTS

(a)  Effective  March 30, 2000,  Primedia  Inc.  (the  "Company")  realigned its segments to conform to its new strategic direction, including organization, management and growth initiatives. The new segments are: Consumer (including both traditional and new media operations of Primedia Magazines Inc., Primedia Enthusiast Publications, Inc., Channel One Communications Corp., Haas Publishing Companies, Inc. and Films for the Humanities and Sciences, Inc.) and Business-to-Business (including both traditional and new media operations of Intertec Publishing Corporation (Business-to-Business Publications and Events), Bacon's Information, Inc., IndustryClick Corporation, Primedia Workplace Learning, Inc. and certain product lines of Primedia Information Inc.). These new segments reflect the nature of the targeted audience, mirror the organizational structure of the Company and should provide investors with a better understanding of the Company. The attached Exhibit contains the Company's Management Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1999, 1998 and 1997, prepared based on these realigned segments.



ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(b)   The Exhibits to this report are listed in the Index to Exhibits on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               Primedia Inc.
                              -------------
                               (Registrant)





Date:      November 13, 2000                  /s/  Thomas S. Rogers
           ------------------------       --------------------------------------
                                                        (Signature)
                                          Chairman and Chief Executive Officer
                                          (Principal Executive Officer)






Date:      November 13, 2000                /s/  Lawrence R. Rutkowski
           ------------------------       --------------------------------------
                                                       (Signature)
                                          Executive Vice President and Chief
                                                  Financial Officer
                                          (Principal Financial Officer)

INDEX TO EXHIBITS


Exhibit  No.               Description

99.1 Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1999, 1998 and 1997, prepared based on the realigned segments.

                                                                    EXHIBIT 99.1
ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS).

Introduction
The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's historical consolidated financial statements and notes thereto for the year ended December 31, 1999, which is included in the Company's annual report on Form 10-K for the year ended December 31, 1999. On March 30, 2000, the Company announced a new strategic direction which included a management reorganization and a focus on building a fully integrated, targeted business-to-business and consumer media company. Accordingly, the Company's two new segments are consumer and business-to-business.

Management believes a meaningful comparison of the results of operations for 1999, 1998 and 1997 is obtained by using the segment information and by presenting results from continuing businesses ("Continuing Businesses") which exclude the results of the non-core businesses (the "Non-Core Businesses"). The Company has reclassified certain product lines as Non-Core Businesses and has restated prior periods accordingly. The non-core businesses represent those businesses that have been divested, discontinued or that management believes do not possess the greatest potential for growth. The Non-Core Businesses include:
Supplemental Education Group ("SEG"), which includes Weekly Reader Corporation, Primedia Reference Inc. and American Guidance Service, Inc.; QWIZ, Inc.,
Pictorial, Inc., certain business directories, Krames Communications Incorporated ("Krames"), The Katharine Gibbs Schools, Inc. ("Katharine Gibbs"), New Woman, Intertec Mailing Services, Newbridge Communications, Inc. (excluding Films for the Humanities and Sciences), Stagebill, Nelson Information Inc. ("Nelson"), The Daily Racing Form and certain enthusiast titles which have been divested or discontinued.

In 1999 and 1998, the results from Continuing Businesses for each segment includes traditional and new media operations. Starting in 1998, the Company has committed significant financial resources to the development of its new media businesses. These units leverage off of the traditional media businesses. Funding for these projects comes from the Company's cash flow and proceeds from the sale of non-strategic units. Prior to 1998, new media operations were immaterial.

Results of the Company's new media operations reflect certain adjustments including the allocation of bundled revenues and various intercompany expenses. All intercompany transactions between the traditional and new media operations are eliminated in consolidation.

Additional selected financial data for the Company organized on the foregoing basis is presented below:


Years Ended December 31,                                     1999               1998                1997
------------------------------------------------------------------------------------------------------------------
Sales, Net:
     Continuing Businesses:

        Consumer                                         $    1,054,334      $   927,003         $   749,162
        Business-to-Business                                    475,746          435,367             348,860
                                                         ------------------  ------------------  -----------------
           Subtotal                                           1,530,080        1,362,370           1,098,022
     Non-Core Businesses                                        186,022          211,203             389,573
                                                         ------------------  ------------------  -----------------
           Total                                         $    1,716,102      $ 1,573,573         $ 1,487,595
                                                         ==================  ==================  =================

------------------------------------------------------------------------------------------------------------------

EBITDA: (1)
     Continuing Businesses:
        Consumer                                         $      217,260      $   204,927         $   185,894
        Business-to-Business                                    102,314           98,464              85,792
        Corporate                                               (34,986)         (28,324)            (25,545)
                                                         -----------------   ------------------  -----------------
           Subtotal                                             284,588          275,067             246,141
     Non-Core Businesses                                         55,966           54,843              55,871
                                                         -----------------   ------------------  -----------------
           Total                                         $      340,554      $   329,910         $   302,012
                                                         ==================  ==================  =================

------------------------------------------------------------------------------------------------------------------

Depreciation, Amortization and
  Other (Credits) Charges: (2)
     Continuing Businesses:
        Consumer                                         $      136,588      $   112,469         $    98,306
        Business-to-Business                                    363,060           81,679              58,684
        Corporate                                                (4,115)           1,284                  99
                                                         ------------------  ------------------  -----------------
           Subtotal                                             495,533          195,432             157,089
     Non-Core Businesses                                       (209,311)          16,321             165,716
                                                         ------------------  ------------------  -----------------
           Total                                         $      286,222      $   211,753         $   322,805
                                                         ==================  ==================  =================

------------------------------------------------------------------------------------------------------------------

Operating Income (Loss):
     Continuing Businesses:
        Consumer                                         $       80,672      $    92,458         $    87,588
        Business-to-Business                                   (260,746)          16,785              27,108
        Corporate                                               (30,871)         (29,608)            (25,644)
                                                         ------------------  ------------------  -----------------
           Subtotal                                            (210,945)          79,635              89,052
     Non-Core Business                                          265,277           38,522            (109,845)
                                                         ------------------  ------------------  -----------------
           Total                                                 54,332          118,157             (20,793)
Other Income (Expense):
     Interest expense                                          (164,909)        (144,442)           (136,625)
     Amortization of deferred financing costs                    (3,286)          (3,046)             (3,071)
     Other, net                                                     250           (8,405)              1,365
                                                         ------------------  ------------------  -----------------
Loss before income tax benefit (expense)
  and extraordinary charge                                     (113,613)         (37,736)           (159,124)
Income tax benefit (expense)                                     (6,500)            -                  1,685
                                                         ------------------  ------------------  -----------------
Loss before extraordinary charge                               (120,113)         (37,736)           (157,439)
Extraordinary charge - extinguishment of debt                      -                -                (15,401)
                                                         ------------------  ------------------  -----------------
Net loss                                                 $     (120,113)     $   (37,736)        $  (172,840)
                                                         ==================  ==================  =================

------------------------------------------------------------------------------------------------------------------


 (1) Represents earnings before interest, taxes, depreciation, amortization and one-time (credits) and charges including an impairment provision for long-lived assets of $275,788 in 1999, a provision for product-line closures of $22,000 in 1999 and (gain) loss on the sales of businesses and other, net of $(235,580), $(7,216) and $138,640 in 1999, 1998 and 1997, respectively ("EBITDA"). EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to net income or loss (as determined in conformity with generally accepted accounting principles) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry. This measure may not be comparable to similarly titled measures used by other companies.

(2) Other charges include (gain) loss on the sales of businesses and other, net in 1999, 1998 and 1997, and provision for the impairment of long-lived assets and product-line closures in 1999 as detailed in footnote (1) above.

Results of Operations

1999 Compared to 1998


Consolidated Results:

Traditional media sales from Continuing Businesses increased 12.0% to $1,520,602 in 1999 from $1,357,324 in 1998 due to growth in both segments. New media sales from Continuing Businesses increased 123.8% to $22,512 in 1999 from $10,058 in 1998 due to growth in both segments. After the elimination of inter-company sales between the traditional and new media businesses of $13,034 and $5,012 in 1999 and 1998, respectively, sales from Continuing Businesses increased 12.3% to $1,530,080 in 1999 from $1,362,370 in 1998 due to growth in both segments. Total sales, including Non-Core Businesses, increased 9.1% to $1,716,102 from $1,573,573 in 1998.

Traditional media EBITDA from Continuing Businesses increased 11.3% to $316,365 in 1999 from $284,308 in 1998, while new media EBITDA from Continuing Businesses decreased 243.9% to $(31,777) in 1999 from $(9,241) in 1998. EBITDA from
Continuing Businesses increased 3.5% to $284,588 in 1999 from $275,067 in 1998 due to acquisitions and growth in the consumer and business-to-business segments' traditional product lines largely offset by higher investments in new media development as well as certain non-recurring charges related to senior management changes of $6,100 in 1999. Total EBITDA, including Non-Core Businesses, increased 3.2% to $340,554 in 1999 from $329,910 in 1998.

Operating (loss) income from Continuing Businesses, including traditional media and new media operations, decreased to $(210,945) in 1999 compared to $79,635 in 1998. This decrease was primarily due to the provision for the impairment of long-lived assets of $275,788 and the provision for product-line closures of $22,000 at Primedia Workplace Learning. Total operating income, including Non-Core Businesses, decreased 54.0% to $54,332 in 1999 compared to $118,157 in 1998 due to the factors mentioned above partially offset by the gain on the sale of the supplemental education group in 1999.

Interest expense increased by $20,467 or 14.2% in 1999 compared to 1998. This increase is due to increased borrowings outstanding for most of the year to fund acquisitions made during 1999 and 1998. Approximately $350,000 of the proceeds from the sale of the supplemental education group, which occurred during the fourth quarter of 1999, was used to repay borrowings under the Company's bank credit facilities.

The Company's management determined that no adjustment to net deferred income tax assets was required at December 31, 1999 and 1998. In 1999, the Company recorded income tax expense of $6,500 related to a provision for current state and local taxes incurred as a result of the gain on the sale of the supplemental education group.


Consumer  Segment  (including   Primedia  Magazines  Inc.,  Primedia  Enthusiast
Publications, Inc., Haas Publishing Companies, Inc., Films for the Humanities & Sciences, Inc. and Channel One Communications Corporation):

Traditional media sales from Continuing Businesses increased 13.5% to $1,050,108 in 1999 from $925,047 in 1998, due primarily to approximately $76,000 from acquisitions, such as Primedia Enthusiast Publications (formerly known as Cowles Enthusiast Media), the Youth Entertainment Group and certain regional apartment guides. The Company's consumer guides, including the apartment guides, experienced strong advertising sales growth as did such titles as Seventeen, Modern Bride, American Baby and Chicago. New media sales from Continuing Businesses increased 134.5% to $13,280 in 1999 from $5,664 in 1998 primarily due to an increase in Internet advertising at apartmentguide.com and magazine related web-sites. After the elimination of inter-company sales between the traditional and new media businesses of $9,054 and $3,708 in 1999 and 1998, respectively, sales from Continuing Businesses increased 13.7% to $1,054,334 in 1999 from $927,003 in 1998.

Traditional media EBITDA from Continuing Businesses increased 14.1% to $240,937 in 1999 from $211,223 in 1998. The traditional media EBITDA margin from Continuing Businesses remained flat at 22.9% in 1999 compared to 22.8% in 1998. New media EBITDA from Continuing Businesses decreased 276.1% to $(23,677) in 1999 from $(6,296) in 1998. EBITDA from Continuing Businesses increased 6.0% to $217,260 in 1999 from $204,927 in 1998. The EBITDA margin from Continuing Businesses decreased to 20.6% in 1999 from 22.1% in 1998. The decrease in the margin is reflective of increased Internet investment.

Operating income from Continuing Businesses, including traditional media and new media operations, decreased 12.7% to $80,672 in 1999 compared to $92,458 in 1998. The EBITDA growth during the 1999 period was more than offset by a $14,333 long-lived asset impairment charge and increased amortization and depreciation arising from acquisitions.


Business-to-Business Segment (including Intertec Publishing Corporation, Bacon's Information, Inc., IndustryClick Corporation, Primedia Workplace Learning, Inc and certain product lines of Primedia Information):

Traditional media sales from Continuing Businesses increased 8.8% to $470,494 in 1999 from $432,277 in 1998, due primarily to approximately $50,000 from acquisitions such as various business-to-business titles and trade shows, partially offset by weakness in certain business-to-business titles and lower sales at Primedia Workplace Learning where unprofitable product lines were closed. New media sales from Continuing Businesses increased 110.1% to $9,232 in 1999 from $4,394 in 1998 due primarily to approximately $4,500 from acquisitions such as Federal Sources and at Industryclick, our business-to-business Internet unit. After the elimination of inter-company sales between the traditional and new media businesses of $3,980 and $1,304 in 1999 and 1998, respectively, sales from Continuing Businesses increased 9.3% to $475,746 in 1999 from $435,367 in 1998.

Traditional media EBITDA from Continuing Businesses increased 8.7% to $109,002 in 1999 from $100,300 in 1998. The traditional media EBITDA margin from Continuing Businesses remained flat at 23.2%. New media EBITDA from Continuing Businesses decreased 264.3% to $(6,688) in 1999 from $(1,836) in 1998. EBITDA from Continuing Businesses increased 3.9% to $102,314 in 1999 compared to $98,464 in 1998. The EBITDA margin for Continuing Businesses decreased to 21.5% in 1999 from 22.6% in 1998. The decrease in the margin is reflective of increased Internet investment.

Operating income (loss) from Continuing Businesses, including traditional and new media operations, decreased to $(260,746) in 1999 compared to $16,785 in 1998. The change was due primarily to the provision for impairment of long-lived assets of $261,455 and the provision for product-line closures of $22,000 at Primedia Workplace Learning during 1999.


Corporate:

Corporate expenses increased to $34,986 in 1999 from $28,324 in 1998, primarily due to approximately $6,100 of incremental overhead items related to the change of senior management.

Corporate operating loss increased to $30,871 in 1999 from $29,608 in 1998 primarily due to the increase in corporate overhead partially offset by a $6,178 realized gain on the sale of a Primedia Ventures investment.


Non-Core Businesses:

Sales from Non-Core Businesses decreased to $186,022 in 1999 from $211,203 in 1998 due to the timing of certain divestitures.

EBITDA from the Non-Core Businesses increased to $55,966 in 1999 from $54,843 in 1998.

Operating income from Non-Core Businesses increased to $265,277 in 1999 from $38,522 in 1998, primarily attributable to the gain on the sale of SEG in 1999.


New Media Operations:

The following presents information related to the Company's new media operations as if they were conducted as stand-alone businesses. In June 1999, intercompany agreements were put in effect between the traditional and new media operations. The following pro forma information was prepared as if these intercompany agreements were in place effective January 1, 1998. The Company applied certain Internet industry ranges and methodologies to its historical operating results to calculate pro forma results related to revenue sharing between the traditional and new media businesses for the following on-line transactions: sales of print products, third-party commerce, proprietary product sales, subscriptions, display and classified advertisements and pay-per-use services. Pro forma adjustments include the allocation of bundled revenues and various intercompany expenses.

The Company believes the accounting used for the pro forma adjustments provides a reasonable basis on which to present the pro forma results. The pro forma adjustments relate to the year ended December 31, 1998 and the period January 1, 1999 through June 30, 1999. The pro forma Internet information is provided for informational purposes only, should not be construed to be indicative of the historical results had these Internet businesses been operated as stand-alone operations and is not intended to project future results of operations of the Internet businesses.



                                                                              Pro Forma
Year Ended December 31, 1999                                 Actual          Adjustments               Pro Forma
------------------------------------------------------------------------------------------------------------------------
New Media Revenues:

        Consumer                                         $   8,164           $  5,116 (1)             $  13,280
        Business-to-Business                                 9,232              -                         9,232
        Non-Core Businesses                                  1,541              -                         1,541
                                                         ------------------  -------------------      ------------------
           Total                                         $  18,937           $  5,116                 $  24,053
                                                         ==================  ===================      ==================

------------------------------------------------------------------------------------------------------------------------

New Media EBITDA Loss:
        Consumer                                         $ (22,685)          $   (992) (2)            $ (23,677)
        Business-to-Business                                (4,221)            (2,467) (2)               (6,688)
        Corporate                                           (1,126)              (286) (2)               (1,412)
        Non-Core Businesses                                   (538)              (515) (2)               (1,053)
                                                         ------------------  -------------------      ------------------
           Total                                         $ (28,570)          $ (4,260)                $ (32,830)
                                                         ==================  ===================      ==================

------------------------------------------------------------------------------------------------------------------------

                                                                              Pro Forma
Year Ended December 31, 1998                                 Actual          Adjustments               Pro Forma
------------------------------------------------------------------------------------------------------------------------
New Media Revenues:
        Consumer                                         $   1,037           $  4,627 (1)             $   5,664
        Business-to-Business                                 4,394                -                       4,394
        Non-Core Businesses                                    565                -                         565
                                                         ------------------  -------------------      ------------------
           Total                                         $   5,996           $  4,627                 $  10,623
                                                         ==================  ===================      ==================

------------------------------------------------------------------------------------------------------------------------

New Media EBITDA Loss:
        Consumer                                         $  (3,996)          $ (2,300) (2)            $  (6,296)
        Business-to-Business                                 1,083             (2,919) (2)               (1,836)
        Corporate                                             (575)              (534) (2)               (1,109)
        Non-Core Businesses                                     81               (363) (2)                 (282)
                                                         ------------------  -------------------      ------------------
           Total                                         $  (3,407)          $  (6,116)               $  (9,523)
                                                         ==================  ===================      ==================

------------------------------------------------------------------------------------------------------------------------



(1) Represents the intercompany allocation of the on-line portion of bundled classified ad sales related to the apartment guides.

(2) Represents intercompany commissions charged by the traditional media businesses to the Internet businesses primarily for on-line advertising and subscriptions, intercompany advertising expense as well as general overhead allocations.

1998 Compared to 1997

Consolidated Results:

Sales from  Continuing  Businesses  increased  24.1% to  $1,362,370 in 1998 from
$1,098,022 in 1997, due to sales increases in both segments. Total sales, including the Non-Core Businesses, increased 5.8% in 1998 as compared to the same period in 1997.

EBITDA from Continuing Businesses increased by 11.8% to $275,067 in 1998 from $246,141 in 1997 due to acquisitions in both segments and advertising sales growth attributable to existing operations, primarily in the consumer segment. The sales increases were partially offset by weakness at certain Primedia Workplace Learning networks, increased paper costs, reduced margins at the Soap Opera titles due to the change in circulation frequency from a biweekly to a weekly publication and weakness in the soap opera market, and integration costs associated with the Cowles acquisition.

Operating income from Continuing Businesses decreased 10.6% to $79,635 in 1998 compared to $89,052 in 1997. This decrease was attributable to certain management reorganization costs and the Executive Education Network ("EXEN") shutdown provision, which includes the write-off of goodwill and other intangible assets. In addition, amortization expense increased due to increased goodwill and other intangible assets associated with the Cowles acquisition and acquisitions at Primedia's Business-to-Business publications. Total operating income (loss) as reported, including the Non-Core Businesses, increased to $118,157 in 1998 from $(20,793) during the same period in 1997. The change is primarily due to the $138,640 provision for loss on the sale of certain Non-Core Businesses recorded during the third quarter of 1997.

Interest expense increased by 5.7% during 1998 as compared to 1997. Additional interest from increased borrowings to fund acquisitions during the period was partially mitigated by interest savings associated with the use of proceeds from certain debt and equity offerings which occurred during 1998.

Other expense, net in 1998 primarily represents a final legal settlement relating to a prior period acquisition.

The Company's management determined that no adjustment to net deferred income tax assets was required at December 31, 1998 and 1997.


Consumer  Segment  (including   Primedia  Magazines  Inc.,  Primedia  Enthusiast
Publications, Inc., Haas Publishing Companies, Inc., Films for the Humanities & Sciences, Inc. and Channel One Communications Corporation):

Sales from Continuing Businesses increased 23.7% to $927,003 in 1998 from $749,162 in 1997, due primarily to approximately $127,000 from acquisitions, such as Cowles Enthusiast Media, certain regional apartment guides and certain automotive enthusiast titles. The Company's consumer guides, including apartment and new homes guides, experienced strong advertising sales growth as did such titles as Seventeen and American Baby.

EBITDA from Continuing Businesses increased 10.2% to $204,927 in 1998 from $185,894 in 1997. The EBITDA margin from Continuing Businesses decreased to 22.1% in 1998 from 24.8% in 1997. The decrease in margin is due to increased paper costs, reduced margins at the Soap Opera titles due to the change in circulation frequency and weakness in the soap opera market and integration costs associated with the Cowles acquisition.

Operating income from Continuing Businesses increased 5.6% to $92,458 in 1998 compared to $87,588 in 1997 due largely to the growth in EBITDA offset by increased amortization primarily associated with the Cowles acquisition.

Business-to-Business Segment (including Intertec Publishing Corporation, Bacon's Information, Inc., IndustryClick Corporation, Primedia Workplace Learning, Inc and certain product lines of Primedia Information):

Sales from Continuing Businesses increased 24.8% to $435,367 in 1998 from $348,860 in 1997 due primarily to approximately $87,000 from acquisitions of business-to-business titles and trade shows, as well as strong advertising
growth  at  various  business-to-business   magazines  and  growth  at  Bacon's,
partially offset by lower sales at Primedia Workplace Learning.

EBITDA from Continuing Businesses increased 14.8% to $98,464 in 1998 from $85,792 in 1997. The EBITDA margin from Continuing Businesses decreased to 22.6% in 1998 from 24.6% in 1997 due primarily to weakness at Primedia Workplace Learning.

Operating income from Continuing Businesses decreased 38.1% to $16,785 in 1998 compared to $27,108 in 1997 due to the EXEN shutdown provision, which includes the write-off of goodwill and other intangible assets and certain management reorganization costs as well as increased amortization associated with acquisitions at Primedia's Business-to-Business publications, which more than offset the growth in EBITDA.


Corporate:

Corporate expenses increased to $28,324 in 1998 from $25,545 in 1997, and corporate operating loss increased to $29,608 in 1998 from $25,644 in 1997, primarily due to an increase in corporate headcount, which was reflective of the growth of the Company.


Non-Core Businesses:

Sales from Non-Core Businesses decreased to $211,203 in 1998 from $389,573 in 1997 due to the timing of divestitures.

EBITDA from the Non-Core Businesses decreased to $54,843 in 1998 from $55,871 in 1997.

Operating income (loss) from Non-Core Businesses increased to $38,522 in 1998 from $(109,845) in 1997, largely attributable to losses on the sale of certain Non-Core Businesses in 1997.







Liquidity and Capital Resources

Consolidated working capital, which includes current maturities of long-term debt, was $(200,458) at December 31, 1999 compared to $(234,045) at December 31, 1998. Consolidated working capital reflects certain industry working capital practices and accounting principles, including the expensing of certain editorial and product development costs when incurred and the recording of deferred revenue from subscriptions as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized and amortized over the estimated period of future benefit.


1999 Compared to 1998

Net cash provided by operating activities, as reported, during 1999, after interest payments of $164,956, decreased 23.8% to $107,298 as compared to $140,804 during the same 1998 period, primarily due to higher interest payments and increased cash used by operating assets and liabilities reflecting the sale of SEG during its peak cash generating period. Net capital expenditures increased 25.8% to $69,488 during 1999 compared to $55,238 during 1998 due primarily to increased spending on new office space and computer systems, approximately $5,000 of which related to addressing the year 2000 problem. Net cash provided by (used in) investing activities during 1999 was $186,081 compared to $(609,621) during 1998 due to lower levels of acquisition spending in 1999 and the proceeds received from the sale of SEG. Net cash provided by (used in) financing activities during 1999 was $(289,256) compared to $470,377 during 1998. The change was primarily attributable to greater paydowns of borrowings under the Company's credit facilities in 1999 associated with the use of proceeds received from the sale of SEG. In addition, there were higher borrowings in 1998 to fund greater acquisition spending.

1998 Compared to 1997

Net cash provided by operating activities, as reported, during 1998, after interest payments of $139,623, was $140,804, an increase of 12.3% over 1997, due primarily to EBITDA growth. Net cash used in investing activities, as reported, increased in 1998 primarily attributable to increased spending on acquisitions. Payments for acquisitions of $609,602 were made in 1998 as compared to $326,192 in 1997. Net capital expenditures increased by $24,130 or 77.6% to $55,238 in 1998 from 1997 primarily due to increased capitalized software expenditures, approximately $8,000 of which related to addressing the year 2000 problem. Net cash provided by financing activities, as reported, increased $423,689 to $470,377 in 1998 as compared to $46,688 in 1997. The increase was primarily attributable to increased borrowings associated with acquisitions.


Net Operating Loss Carryforwards

At December 31, 1999, the Company had NOLs of approximately $752,500 which will be available to reduce future taxable income. In addition, management estimates that approximately $1,074,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income.





Financing Arrangements

On March 11, 1999, the Company completed an amendment to and restatement of its existing credit facility with the Chase Manhattan Bank, the Bank of New York, Bankers Trust Company and the Bank of Nova Scotia as agents (the "Amended Credit Facility").

Under the terms of the Amended Credit Facility, the Company entered into a new 364-day bank revolving credit facility for $150,000, which expired on December 30, 1999, and borrowed $250,000 under a B Term Loan ("Term Loan B"). The amount borrowed under Term Loan B bears interest at LIBOR plus 2.75% with a step-down based on reduced leverage levels. The principal amount of Term Loan B will be repaid semi-annually on June 30 and December 31 of each year, with an initial payment of $1,250 on June 30, 2000, installments of $1,250 on each payment date thereafter through December 31, 2003 and a final payment of $240,000 on July 31, 2004.

On December 30, 1999, the Company completed a Second Amendment to the Amended Credit Facility ("the Second Amendment"). The Second Amendment increased the Company's flexibility to make investments, and delayed the tightening of financial covenants for one year.

As of December 31, 1999, the Company had commitments under its Amended Credit Facility of $1,560,000 and borrowings outstanding under the Amended Credit Facility of $1,050,525. As of December 31, 1999, the amounts borrowed under the Amended Credit Facility bore interest at a weighted average variable interest rate of 8.34%. Also, at December 31, 1999, the Company had outstanding $100,000 of 101/4% Senior Notes, $300,000 of 81/2% Senior Notes, $250,000 of 75/8% Senior Notes, 2,000,000 shares of $10.00 Series D Exchangeable Preferred Stock, 1,250,000 shares of $9.20 Series F Exchangeable Preferred Stock and 2,500,000 shares of $8.625 Series H Exchangeable Preferred Stock.

The above indebtedness, among other things, limits the ability of the Company to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments including dividend payments on its common stock in excess of $25,000 in any given year. Under the Company's most restrictive debt covenants, the Company must maintain a minimum interest coverage ratio of 1.8 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1. The Company's maximum allowable debt leverage ratio is 6.0 to 1. The Company believes it is in compliance with the financial and operating covenants of its principal financing arrangements. Borrowings under the above indebtedness are guaranteed by each of the domestic wholly-owned restricted subsidiaries of the Company. Such guarantees are full, unconditional and joint and several.

In June 1999, the Company created certain unrestricted subsidiaries to hold substantially all of its Internet assets and businesses. These entities were created to enhance the Company's ability to effectively manage its Internet operations, properly incentivize Internet management and allow for the creation of separate capital structures in the future. The Company's unrestricted and foreign subsidiaries are not guarantors of the above indebtedness.

The aggregate mandatory reductions of the commitments under the Amended Credit Facility are $180,000 per year in 2000 through 2003 with a final reduction of $90,000 in 2004. To the extent that the total revolving credit loans outstanding exceed the reduced commitment amount, these loans must be paid down to an amount equal to or less than the reduced commitment amount. However, if the total revolving credit loans outstanding do not exceed the reduced commitment amount, then there is no requirement to pay down any of the revolving credit loans. Term loan payments under the Amended Credit Facility are $102,500 per year in 2000 through 2003 with a final payment of $340,000 in 2004. The 101/4% Senior Notes mature in June 2004, the 81/2% Senior Notes mature in February 2006, and the 75/8% Senior Notes mature in April 2008. The per annum principal and interest payments relating to an acquisition obligation are scheduled to be $19,167 and $8,833 to be made in semi-annual installments in 2000 and 2001, respectively. The Company's aggregate lease obligations for 2000, 2001 and 2002 are expected to be approximately $42,000, $36,000 and $30,000, respectively. The Company believes its liquidity, capital resources and cash flow are sufficient to fund planned capital expenditures, working capital requirements, interest and principal payments on its debt, the payment of preferred stock dividends and other anticipated expenditures for the foreseeable future.


Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that derivative instruments be measured at fair value and recognized as assets or liabilities in a company's balance sheet. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement 133," which defers the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company is currently evaluating the effect that SFAS No. 133 will have on the Company's consolidated financial statements.


Impact of Inflation

The impact of inflation was immaterial during 1999, 1998 and 1997. Paper prices declined through the first six months of 1997. Moderate paper price increases occurred in July 1997 and in January 1998 for most of the grades of paper used by the Company. Paper prices began to decline in October 1998, have continued that trend through the third quarter of 1999 and increased 7% in the fourth quarter of 1999. During 1999, paper costs represented approximately 8% of the Company's total operating costs and expenses. Postage for product distribution and direct mail solicitations is also a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage costs increased approximately 4% in January
1999. In the past, the effects of inflation on operating expenses have substantially been offset by Primedia's ability to increase selling prices. No assurances can be given that the Company can pass such cost increases through to its customers. In addition to pricing actions, the Company is continuing to examine all aspects of the manufacturing and purchasing processes to identify ways to offset some of the effects of inflation.







Impact of Year 2000

In late 1999, the Company completed its remediation and testing of systems. The Company expended approximately $5,000 during 1999 for a total of $13,000 in connection with remediating its systems. These costs were attributable to the ongoing system improvements of the Company and addressed the year 2000 problem at the same time. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the year 2000 date change. The Company is not aware of any material problems resulting from year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent year 2000 matters that may arise are addressed promptly. Although the Company believes it has taken appropriate steps to address the year 2000 problem, there is no guarantee that the Company's efforts will prevent an unanticipated event, which may have a material adverse impact on the results of operations and financial condition.


Forward-Looking Information

This report contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize and unanticipated events will occur which can affect the Company's results.